EXHIBIT 10.3

                              ZIONS BANCORPORATION
                             AMENDMENT NO. 2 TO THE
                    KEY EMPLOYEE INCENTIVE STOCK OPTION PLAN


      The Key Employee Incentive Stock Option Plan (the "Plan"), maintained by Zions Bancorporation under the name Zions Bancorporation Key Employee Incentive Stock Option Plan, as adopted on December 28, 1981 by the Board of Directors of the Company and approved on April 28, 1982 by the shareholders of the Company, shall be and hereby is amended as follows:

1. Paragraph 1.3(a) of the Plan shall be and hereby is amended to read in its entirety, as follows:

      (a) The aggregate number of share of Common Stock with respect to which Incentive Stock Options may be granted under the Plan shall not exceed 806,000 shares of Common Stock, subject to adjustment in accordance with Section 3.1.

2. Paragraph 1.6 of the Plan shall be and hereby is amended to read in its entirety as follows:

                  The Plan shall be come effective as of December 28, 1981, upon its adoption by the Board of Directors, provide, that any grant of Incentive Stock Options is subject to the approval of the Plan by the shareholders of the Company within twelve months of adoption by the Board of Directors. Unless previously terminated by the Board of Directors, the Plan shall terminate April 28, 2005.

      These amendments shall not in any way be deemed to cause or effect an amendment of any Incentive Stock Options (as defined in the Plan) outstanding as of the date hereof.